Exhibit 99.1

Questcor Pharmaceuticals, Inc.

April 26, 2011 Investor Conference Call Transcript

PREPARED REMARKS

Operator: Ladies and gentlemen, thank you for standing by. Welcome to the Questcor First Quarter 2011 Financial Results Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. [Operator Instructions] This conference is being recorded, Tuesday, April 26, 2011.

I’ll hand the conference over to Mr. Doug Sherk. Please go ahead, sir.

Doug Sherk, EVC Group

Thank you, operator. Good afternoon, everyone. Thank you for joining us today on the Questcor Pharmaceuticals conference call to discuss the first quarter 2011 financial results. This afternoon at the market close, Questcor issued its first quarter earnings release, which is posted on the company’s website at www.questcor.com.

In addition, we’ve arranged for a tape replay of this call, which will be available approximately one hour after the call’s conclusion and will remain available for seven days. The operator will provide the replay instructions at the end of today’s call. The call is being broadcast live via webcast and an archive will also be available. To access the webcast and archive, go to Questcor’s website.

Before we get started, I’d like to remind you that during the course of this conference call, the company will make projections and forward-looking statements regarding future events. We encourage you to review the company’s past and future filings with the SEC, including without limitation the company’s Forms 10-K and 10-Q, which identify the specific factors that may cause actual results or events to differ materially from those described in these forward-looking statements.

With that, let me turn the call over to Don Bailey, President and Chief Executive Officer of Questcor Pharmaceuticals.

Don Bailey, President & Chief Executive Officer

Thanks, Doug. Good afternoon, everyone. With me today are several other members of our management team. Three of them will be making prepared remarks. Steve Cartt, our Chief Business Officer; Mike Mulroy, our CFO; and Kirsten Fereday, our Director of Business Analytics and Evaluation.

In summary, we are off to a very good start this year as we continue to execute our straightforward strategy to sell more Acthar. Our decision to expand the MS sales force is clearly paying off. Also, our nephrotic syndrome [NS] sales force is having some early success.

Net sales and vials shipped set new records in the first quarter. Operating income was 45% of net sales. Above the 40% level, we consider a long-term objective. The first batch of Medicaid managed care bills arrived in March, and were lower than expected. So, we have slightly reduced the reserves for those states. And we repurchased almost a million shares of Questcor’s stock in the quarter.

After making some comments about our MS and nephrotic syndrome business, I will turn the call over to Steve and he will provide some color regarding sales. Then, Mike will briefly discuss our financial performance and Kirsten will update you on our reserves for Medicaid rebates. Afterward, we will open up the call to your questions.

Our record quarterly performance was propelled by a sharp increase in paid MS prescriptions. In January and February, MS sales ran slightly higher than the Q4 run rate. But in March, new MS prescriptions grew dramatically and this momentum has continued into April. We believe this MS sales performance reflects the strong underlying demand for Acthar. This growth in demand is being driven by the increasing productivity of our expanded sales force.

We believe net sales in the MS market are now about 60% of total Acthar net sales. Throughout the rest of this year, MS sales should continue to grow as a percentage of total Acthar sales as our commercial team gains more experience selling Acthar to neurologists. We believe that there are many more MS patients who may benefit from Acthar. With only 500 neurologists currently prescribing Acthar, we have a lot of work still to do and a lot of room to grow.

Moving on to NS, our 5 person dedicated sales team hit the street in early March. Their efforts contributed to a good quarter for NS sales; and like with MS, this momentum has continued into April. Steve will provide more information in a few minutes about our plans to expand this nephrotic syndrome selling effort.

Also in March, the first clinical data set supporting the use of Acthar in the treatment of nephrotic syndrome was published in a peer-reviewed journal. This study will help our sales team in their efforts to get the word out to nephrologists about using Acthar to treat NS.

In parallel with this NS selling effort, we plan to broaden the clinical research on how Acthar benefits patients with NS. In April, we hired a clinical research organization, or CRO, to oversee a Phase IV dose ranging clinical trial designed to evaluate Acthar in treating nephrotic syndrome associated with idiopathic membranous nephropathy. This kidney disorder has few therapeutic alternatives and is a significant unmet medical need.

Turning briefly to IS, infantile spasms, during the first quarter of 2011 we sold a total of 89 paid non-Medicaid commercial prescriptions for Acthar in IS. Therefore, IS sales were within its normal quarterly sales range.

Now, I would like to turn the call over to Steve Cartt. Steve?

Steve Cartt, Executive Vice President & Chief Business Officer

Thanks, Don. Our expanded promotional activities directed to neurologists generated significant growth in Acthar prescriptions for MS during the first quarter. During the quarter, we shipped a record 508 paid Acthar prescriptions for the treatment of MS relapses. This was an increase of 120% over the year ago period and 44% over the previous quarter.

We believe this performance is a strong signal that the sales force expansion has gained traction in the MS market at a faster rate than we expected. In addition to rapid growth, other positive trends in our MS business indicate that we are building momentum in this key Acthar market. In particular, we appear to have a steadily growing number of both new and repeat prescribers, as well as an increasingly broad participation across the country.

As a reminder for our investors, we’re promoting Acthar specifically for those MS relapse patients, who don’t experience optimal outcomes from IV steroids, the first line treatment for MS relapses. Some patients don’t fully respond to steroids, others experience problematic side effects, and still others have trouble using IV steroids due to poor veins. For these three types of patients, Acthar can be a valuable treatment alternative.

Our promotional efforts are increasingly focused on two main goals. One, convincing an increasing number of prescribers about the benefits of using Acthar with their patients; and two, helping doctors, nurses and others in their medical practice become more effective at identifying potential Acthar patients.

Our investment in the recent commercial expansion was intended to significantly broaden sales coverage and increase call frequency in the MS market. And we are clearly seeing initiatives – initial positive signs that this strategy is working and continuing to drive the growth of Acthar prescriptions in MS.

In addition, the doubling of our sales force in the fourth quarter has allowed us to significantly reduce the size of individual sales territories. So, our sales reps are now spending more time on sales calls rather than driving or even flying to doctors’ offices. With double the number of sales people, we are now able to call on more than double the number of neurologists.

We are also delivering a higher frequency of calls to those MS doctors with a higher potential for prescribing. Based on our previous experience, a high frequency of calls is critical for impacting a neurologist’s prescribing behavior. As most of you know, we have only now completed our first full quarter with a newly expanded sales team and we believe significant additional growth potential remains for Acthar in the MS market.

We expect the increased Acthar call activity as well as further productivity gains by our sales personnel to drive continued MS sales growth through the remainder of 2011 and into 2012. In addition to increased promotion by our sales reps, Acthar sales are benefiting from our sponsored physician speaker programs.

In these programs, existing Acthar prescribers present to small groups of physicians their experiences using Acthar and the published efficacy and safety data for Acthar in MS relapses. When combined with follow-up sales calls, these programs appear to be a key driver of our sales growth. Recently, we have been significantly increasing the number of speaker programs being conducted and expect to continue doing so in the future.

As Don mentioned, we believe that we still have a lot of work to do and a lot of room to grow in the MS market. Our number of Acthar prescribers is growing, but at roughly 500 it’s still just a small fraction of the roughly 4,000 neurologists in the U.S. currently being called on by our sales force.

Now, I’ll discuss our progress in nephrology. We saw early positive results from our five-person nephrology sales team. They generated the highest number of Acthar prescriptions in nephrotic syndrome of any quarter so far. The 18 scripts in the quarter compares to 31 scripts for all of 2010. Importantly, there were 14 different nephrologists writing those 18 scripts. So the number of nephrologists who were using Acthar to treat patients with nephrotic syndrome appears to be growing.

We are encouraged by the Acthar prescriptions for nephrotic syndrome in the first quarter and hopeful that prescription activity in nephrology will eventually follow the strong sales trends that we’ve seen in the MS market since 2008.

Based on the encouraging early Acthar prescription activity, we are now planning to expand our nephrology selling effort and are currently exploring options for increasing our sales effort in the nephrotic syndrome market.

In the meantime, our group of five nephrology sales reps have only very recently begun to use a newly published first clinical data set for Acthar in the treatment of nephrotic syndrome. We also expect additional new data on Acthar to be presented this November at the American Society of Nephrology Annual Meeting. And we believe availability of this data will further enhance our selling efforts in this market.

Importantly, the recently published case series paper, combined with the clinical data sets expected to be available in November, should give us ample tools to grow Acthar prescriptions in nephrology until we complete the larger company-sponsored Phase IV study that is now underway.

Finally, as noted on previous calls, we have been conducting an in-depth assessment of the other 15 approved Acthar indications. This is an ongoing project and we have additional work to do in order to finalize our analysis. While it is premature to announce where we think this analysis will lead, we can report that we intend to provide a specific announcement on our next quarterly call.

So let’s summarize. We are very pleased with MS prescription growth during the quarter and expect continued growth during 2011. Based on our early but positive prescription trends in nephrology, we plan to expand our nephrology selling effort and are in the process of evaluating options and timing for doing so. The IS business remains stable and may have some potential to grow modestly over time. And finally, we expect to be ready by our next quarterly conference call to provide a specific announcement related to our analysis of the other on-label indications for Acthar.

With that, let me turn the call over to our CFO, Mike Mulroy. Mike?

Michael Mulroy, Chief Financial Officer & General Counsel

Thanks, Steve. For the first quarter of 2011, net sales increased 40% to a record $36.8 million from $26.2 million in the first quarter of 2010. Gross profit margin in the first quarter was 95%. We expect gross margin to return to its historic level of 92% to 94% next quarter.

Operating expenses were $18.6 million, up $1.8 million from Q4 levels. We expect operating expenses to increase by a couple million dollars in Q2, as we expand marketing programs for MS and incur expenses related to the Phase IV clinical trial in NS.

We continue to generate strong free cash flows. As of April 22, 2011, Questcor’s cash, cash equivalents and short-term investments totaled $128 million. During the first quarter, the company used $11.5 million to repurchase 884,300 shares of its common stock in open market transactions. These repurchases brought the total expenditures for the repurchase of common and preferred shares to over $78 million since this effort began in 2008.

As of March 31, 2011, Questcor had 61.7 million shares of common stock outstanding, with 4.3 million shares remaining under its common stock repurchase program. We continue to be committed to returning a significant portion of our free cash flow to shareholders.

Now I’ll turn it over to Kirsten, who’ll provide a summary of our sales-related reserves, especially our Medicaid reserves. Kirsten?

Kirsten Fereday, Director-Business Analytics & Evaluation

Thank you, Mike. Since the company does not receive rebate claims from the various state Medicaid agencies until well after the close of the quarter in which the underlying sales took place, the company establishes reserves for expected rebate claims on a quarterly basis.

As a result of the adoption of health care reform, for periods after March 23, 2010, the company has also included in this reserve an estimate for a new group of patients covered under state Medicaid Managed Care Organizations, or Medicaid MCO, which were not previously rebate eligible.

We have a reliable predictive model for the old group of Medicaid Acthar patients who were already rebate eligible before the new health care legislation. For this group, we developed our Medicaid reserve provision to an extensive state-by-state analysis of our historic Medicaid-related Acthar prescription experience.

We leveraged this internal historic data to build our predictive model. During 2010, this predictive model accurately forecasted the rebate invoices for this group and this was again true for the bills received during the first quarter of 2011.

As I mentioned, the now 13 months old health care legislation expanded Medicaid rebates to a new group of patients, the Medicaid MCO patients in about 28 states. The information we used to set the reserve for the old cohort is not yet reliably available for the new cohort. Since we have less internal or historic data to work from, our predictive model combines the internal data that we do receive with national enrollment statistics by age groups to estimate our liabilities for the Medicaid MCO reserve.

States have been slow to bill us for this new cohort of patients. During Q1, we received bills from states representing about half of the new rebate population. Based on the internal analysis of the MCO bills received in Q1, we have adjusted the reserves set for those states. Specifically, we reduced this reserve by about $700,000. We currently expect to receive a significant portion of the remaining new rebate invoices during the remainder of 2011.

So in summary, we believe that our Medicaid reserves including those for Medicaid Managed Care patients are adequate. Further, our Q1 reserve is in the same percentage range as in the prior quarter’s reserves.

Don Bailey, President & Chief Executive Officer

Thanks, Kirsten. In summary, we have had a fast start to 2011 and are consistently executing on our sell more Acthar strategy. Our expanded Acthar MS sales force is generating positive results sooner than we expected, but in our opinion, we have lots of room to grow.

In 2011, we expect continued MS sales gains as our commercial team gains productivity by sharing best practices with each other. Furthermore, we plan to expand our NS selling effort based on the early success of our nascent sales effort there.

In the first quarter, we had increasing sales levels combined with strong profit margins and we continued our shareholder oriented cash usage programs. Based on our historical success and especially in light of our record first quarter, we are excited about Questcor’s prospects going forward.

Operator, you may now open the call for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you, sir. We’ll now begin the question-and-answer session. [Operator Instructions] Our first question comes from the line of Tim Chiang with CRT Capital. Please go ahead.

Tim Chiang – CRT Capital Group LLC: Hi, thanks. Don, good quarter. I had a question, you talked about some additional data that may come out at the upcoming ASN Meeting later this November. Can you talk a little bit about – is that new data that we haven’t seen yet in the nephrotic syndrome indication?

Don Bailey – President & Chief Executive Officer: Sure, Tim. Let me ask Steve Cartt who is also Head of our Medical Affairs operation to provide an answer there.

Steve Cartt – Chief Business Officer & Executive Vice President: Yeah, Tim, so we know that the studies have been progressing and what we hear from the investigators and of course, these are external studies. They are investigator sponsored studies that we provide grant funding for. And the investigators we’ve talked to, we know that they’re – some of them at least are working on wrapping studies up or made significant progress and are planning to present data at ASN in November. So that’s really what that comes from. We really can’t comment on specifics about the data that will come later in the year.

Tim Chiang – CRT Capital Group LLC: Okay. And then just one follow up. Don, you mentioned considering expanding the sales effort in nephrotic syndrome, I mean, what are the alternatives that you’re looking at right now? And what’s the timing as to when you pull the trigger?

A – Don Bailey – President & Chief Executive Officer: Well, we are – first of all, we’ve had the new sales team in place for less than two months. So we’ve seen enough progress to realize that an expansion of some kind makes some sense here. The natural choice is to add more nephrotic syndrome sales people or to merge the activity with some of the activity of the MS sales group, and that group has been calling on child neurologists for infantile spasms and we’re at the tail-end of that process. So they would have some time available, at least some of them.

So we’re just looking at all the natural choices that, frankly, you would look at as well – dedicated versus merged sales force, do we need more people? And we’re just too early on right now to give you any specifics about how that might happen. But probably, we’ll have something within the next three months that we can announce.

Tim Chiang – CRT Capital Group LLC: Okay. And just one last question, I’ll just sneak it in, which is how big is the trial going to be for this Phase IV study in idiopathic membranous nephropathy?

Don Bailey – President & Chief Executive Officer: We’re talking about a trial with three arms, two dosing arms and a placebo arm probably N equals about 100, about 25 sites, and we’ve just gotten started. We hope to get the first patient dosed during Q2. And of course that’s the official start of the trial.

Operator: Thank you. Our next question comes from John Newman with Citadel Securities. Please go ahead.

John Newman – Citadel Securities: Hi, guys. Thanks a lot for taking the question. I just wonder, Don, if you could give us a little bit more color on your spending for the rest of the year. I know that, you mentioned that spending is expected to be higher going forward. Is that going to be more weighted towards the second quarter, is it going to be equally weighted across the quarters?

And then Steve mentioned, that you are continuing to increase your physician speaker programs in nephrotic syndrome, I’m sorry, your physician speaker programs overall. I’m just curious, if you are conducting speaker programs in nephrotic syndrome, and if so do you plan to increase those going forward? Thanks.

Don Bailey – President & Chief Executive Officer: Okay. Well, let me take a shot at the first one and then I’ll ask Steve to answer the speaker program question or he can hand it off to Eldon if he wants. The spending, the way we’re approaching spending in the – in our commercial area is we have a hard budget for the immediate quarter, which in this case is the second quarter and soft budgets for the rest of the year. And as we get to the end of Q2, we’ll decide how much to increase or not increase spending for Q3.

What we can tell you is for Q2, we would expect the selling and marketing expense to probably be up about $1 million roughly over Q1. And of course, a lot of it depends on how successful we are because a significant piece of our spending is commissions.

So we will be increasing speaker programs, which will be the biggest part of that increase in Q2. Those are immediate return investments. And then for the rest of the year in sales and marketing, it will really depend on how well we do at the top line.

For the rest of the company, except for research and development and the trial, we don’t really expect too much in the way of increased spending other than hiring a person here or there. Obviously, the trial which we’ve now gotten at least out on the first steps in Q2 will show fairly level spending of approximately $1 million in each of the next three quarters, maybe a little bit more as we get into Q4.

So Steve, could you address John’s question on speaker programs.

Steve Cartt – Chief Business Officer & Executive Vice President: Yeah. I’ve actually got – John, I have our VP of Commercial Ops, Eldon Mayer here. I’ll let him, he’s closer to this stuff on a day-to-day basis. I’ll let him comment on the speaker programs.

Eldon Mayer – Vice President-Commercial Operations: Hi John. So as you know, as it was mentioned, we have dramatically increased the speaker programs in MS, and we plan to increase them quite a bit looking forward and that’s been the major area of focus for that team, the marketing team and the sales force.

With respect to nephrotic syndrome and nephrology, your question, again, we are just getting started here. There’s a fair amount of infrastructure that needs to be built up, our speakers’ bureau, all of that, training speakers, developing the slide decks and everything else. So we are conducting speaker programs. Yes, as a matter of fact, I attended one last night. But they’re not high quantity. Again, we’ve only got five reps and they’re just getting started. However, we fully intend on increasing that, building out that capability within the company. So I can’t give you any specific numbers, but we will be increasing those significantly over time. I hope that answers your question.

Operator: Thank you. Our next question comes from the line of Chris Holterhoff with Oppenheimer and Company. Please go ahead.

Christopher Holterhoff – Oppenheimer Securities: Thanks, guys. Just a question on Medicaid rebates, you mentioned that you received Medicaid bills from I think about half of the patient population from the key 28 states. I’m just wondering if you can tell us, what that represents in terms of the number of states or how many of the total 28 states that you’ve heard back from regarding Medicaid bills?

Don Bailey – President & Chief Executive Officer: Sure, I’ll let Kirsten answer that question.

Kirsten Fereday – Director-Business Analytics & Evaluation: We’ve received bills from nine states, 9 of the 28.

Christopher Holterhoff – Oppenheimer Securities: Okay. Thanks. And just a broader question, I’m wondering if – looking at the availability of new oral MS therapies, if you expect any impact on your opportunity for Acthar in MS, either in the near term or long term?

Don Bailey – President & Chief Executive Officer: Steve, would you like to answer that question.

Steve Cartt – Chief Business Officer & Executive Vice President: Yeah. Sure. We’re not really seeing any impact negatively at this point. Over the long-term, it’s hard to be 100% sure, but the efficacy rates with the newer drugs, while they are oral, so they may end up with a bit better compliance rate than the injectables have. But as far as efficacy rates, they’re not too different than what we’ve seen from the older injectable drugs. So at this point, we’re not perceiving any significant shifts in the number of relapses overall.

Don Bailey – President & Chief Executive Officer: The other thing, Chris, is we have such a small percentage of the relapse market at this point that the market could change a little bit and it really wouldn’t impact our growth potential.

Operator: Thank you. Our next question comes from the line of Biren Amin with WJB Capital. Please go ahead.

Biren Amin – WJB Capital Group, Inc.: You noted that you reduced the reserve by $700,000, I guess, based off of trends from the 9 out of 28 states. So I guess, what gives you confidence to reduce this reserve and I just want to understand your thinking around that? Thanks.

Don Bailey – President & Chief Executive Officer: Okay. So, first of all, we had estimates for this entire 28 state group and we had broken those estimates down state-by-state. So when we got the bills in for those nine states, we verified with those states what level of billing they think they had done. Then we took their estimates and conservatively adjusted them. And even after that, we were left with about $700,000 for those nine states. We made no adjustment for the other 21 states – the other 19 states – let’s get my math right here. So the 19 states we did not receive any bills from, we did not adjust those 19 states based on the experience from the first nine.

Biren Amin – WJB Capital Group, Inc.: Okay. And you also mentioned on the call that April scripts grew dramatically. Is that in reference or in comparison to the March?

Don Bailey – President & Chief Executive Officer: No. I think what we said is that the trends of March continued into April. So the strong prescription activity for both MS and nephrotic syndrome in March have continued into the first three weeks of April.

Operator: Thank you. Our next question comes from Yale Jen with Maxim Group. Please go ahead.

Yale Jen – Maxim Group Securities: Thanks for taking the questions. Just want to know a little bit in terms of revenue breakdown between the MS, IS, maybe miscellaneous, so if you want to be more specific on the NS. Could you share some color on that?

Don Bailey – President & Chief Executive Officer: Sure. So we’re estimating MS at roughly 60%, IS at roughly 30%. So the remainder is split between NS and other. Now, nephrotic syndrome gets spread out over a six month period, so each of those scripts that show up in the first quarter will be filled all the way through Q3. So – and just for new people on the call, our ability to ascribe our revenues precisely to a therapeutic area is not the best, so that’s an approximation.

Yale Jen – Maxim Group Securities: Okay, great, and just a quick follow-up question, in terms of – Don, in terms of seeing that the MS expansion at this point with the sales force pretty much in place, would you be willing to speculate what you think it might be for the rest of the year in terms of overall growth or still premature at this moment?

Don Bailey – President & Chief Executive Officer: It’s premature on MS only. I think if – we didn’t have nephrotic syndrome in the equation. We probably would not be looking into expanding the MS sales force yet again this year. Now, March was a dramatic upturn. And if that continued, maybe we would accelerate our plans. But more immediate is how do we want to expand the nephrotic syndrome selling effort and I’ve already described that we’re just at the very beginning of looking at that.

Operator: Thank you. Our next question comes from John Paffendorf with Morgan Stanley. Please go ahead.

John Paffendorf – Morgan Stanley: Good afternoon. Congratulations on a very nice quarter. Your scripts in MS is impressive and would seem to reflect a higher number of sales calls. But on average, your vials per script in the segment has almost halved. Could you talk about this trend a little bit? Obviously revenue growth is linked to incremental vials and not scripts.

Don Bailey – President & Chief Executive Officer: Right. That’s a good observation. We have seen over time in both infantile spasms and in MS, we’ve seen a gradual decrease in the number of vials – the average number of vials per script, as doctors gain more experience in using the drug. Many of them trying that a little bit less drug can get the job done. And we’re fine with that, because the last thing in the world we want is for a patient to be taking more Acthar when they don’t need it, because that’s a recipe relating to safety issues. So with MS, the most common protocol is a one-week protocol and there’s also many doctors that use a two-week protocol. And then many of the patients that take the drug for one week need a second week. So we have seen MS scripts over time come down from average of 2.5 down to two and even we’re noticing now starting to go a little bit below two.

Insurers are also playing in this a little bit, because as our volume picks up, more of the insurers are approving one vial and then telling the patient that they need a second vial to come back and they will give them a refill. Now the same thing is true with IS. We’ve seen over time the number of vials per script come down from as high as six now down into the 4.5 range.

John Paffendorf – Morgan Stanley: Okay. One quick follow-up and I have one question on Medicaid. Some neurologists that I talked to are cautious about Acthar without significantly more data proving superior efficacy. Is there a plan for a large multi-centered study in the future for MS in order to provide the required information to physicians?

Don Bailey – President & Chief Executive Officer: No, and those physicians who say that, they don’t understand the positioning for Acthar. Acthar is not competing with IV steroids for first-line position. So it’s not relevant whether Acthar is more efficacious than IV steroids. The plan here is for a neurologist to prescribe IV steroids as the first-line treatment but use Acthar for those patients for whom they didn’t get complete relief. So, in that – in this scenario, which is the one that our marketing team and our sales team are pursuing, Acthar really isn’t competing against any other therapy. So there will be no reason to do a multi-centered trial.

Operator: Thank you. Our next question is a follow-up question from the line of John Newman with Citadel Securities. Please go ahead.

John Newman – Citadel Securities: Hey, guys. Just have a couple questions on the financial side. Don, it seems like your tax rate this quarter was a little bit lower than what we’ve seen in past quarters and part of that likely due to the adjustment that you made with the California tax law. Could you give us a sense as to whether what we’re seeing this quarter might be a reflection of what’s likely for the rest of the year? And then also, you did buy back some shares this quarter. Just curious if you can give us any sense as to what your plans might look like there for the rest of the year? Thanks.

Don Bailey – President & Chief Executive Officer: Let me ask Kristine Engelke, our Controller, to answer the tax question. And then I’ll address the repurchase question.

Kristine Engelke – Controller: Hi, John. You’re correct. The reduction in the estimated tax rate is a reflection of the single sales factor for California. We had predicted it would be about a two percentage point reduction in our tax rate and that’s about exactly what it was. Going forward, I would imagine that our tax rate will stay within that range, maybe a little bit higher. But I think for now that’s the data we have available. That seems to be a reasonable estimate.

Don Bailey – President & Chief Executive Officer: And with the share repurchase, our plans haven’t changed. The statement that we made over time is that we would – our goal is to return half of our free cash flow to shareholders. At this point in time, we’re very close to having achieved that with the current program. There’s been time periods where we have had a very heavy repurchase activity and then there’s been time periods like all of 2010 when we didn’t repurchase anything. So we repurchase when we have an opportunity and when we think the price is a good price.

John Newman – Citadel Securities: Great. Thanks.

Operator: Thank you. Our next question comes from the line of Brian Delaney with EnTrust Capital. Please go ahead.

Brian Delaney – EnTrust Capital, Inc.: Hi. Thank you for taking the call. Just a couple quick housekeeping questions. The original release you guys put out back on April 4th said the expectation for the reserves will be comparable to the prior period. I think earlier in the call you said that you received a bunch of bills in March. So can you just explain what happened between that release and where the reserves ended up today?

Don Bailey – President & Chief Executive Officer: Well, when we put out the release on April 4th, we said that the percentage of rebates to gross sales would be in the same range that it was in Q2, Q3 and Q4 of ‘09. And I think that that range was 24% to 28% of 2010, I apologize. So, and that range was 24% to 28% and the reserves came in at 24%. So you were right within that range. What took place between the end of – between April 4th and now, I’ll let Kirsten describe that just a little bit, what the process we go through.

Kirsten Fereday – Director-Business Analytics & Evaluation: The first focus is using our model to predict the reserve for the – both the – all the existing rebates as well as the new group of rebates. And then, we also use the new information that we have from the most recent billing to look at the existing reserve to make any informed judgment that we want to make on that, which is what we did with the MCO bills that we had available.

Brian Delaney – EnTrust Capital, Inc.: And so, what came in, in March then that you said earlier in the call?

Kirsten Fereday – Director-Business Analytics & Evaluation: Well, we received, during February and March, we received our standard Medicaid rebate billing recall, so there were a lot of bills, and part of what we received during that timeframe were some MCO bills, and so we used that information to further think about the existing Medicaid MCO reserve.

Brian Delaney – EnTrust Capital, Inc.: And so, is the implication to the nine states that came in, obviously then it was well below the historical 24% to 28% range?

Don Bailey – President & Chief Executive Officer: Well, the nine states, we have to separate this. The 24% includes both the Medicaid MCO and the historic fee-for-service. And the 24% actually includes other elements of our sales reserve, like TRICARE and so forth. So, the group of rebates that we have always been getting were well within the normal range. There wasn’t any – there were no, nothing unusual there. So what was new were these bills for these nine states that represented new rebate eligible patients and those were well below what we had reserved.

Brian Delaney – EnTrust Capital, Inc.: Okay.

Don Bailey – President & Chief Executive Officer: But that’s a new category, and we had no history there yet.

Brian Delaney – EnTrust Capital, Inc.: Okay.

Kirsten Fereday – Director-Business Analytics & Evaluation: And that $700,000 was looking at three quarters’ worth of reserve.

Don Bailey – President & Chief Executive Officer: That’s a good point.

Kirsten Fereday – Director-Business Analytics & Evaluation: It wasn’t just looking at one quarter’s worth of the reserve.

Don Bailey – President & Chief Executive Officer: Yes. So in Q2, Q3 and Q4 of 2010, we had gradually built up about an $8 million reserve. And so those nine states which represent about half, maybe they were $4 million of that $8 million, and we determined that that’s, that was a little bit too high.

Brian Delaney – EnTrust Capital, Inc.: Okay. And then – and just, once again another housekeeping, the operating costs coming in slightly above what we talked about in the pre-release, what happened there?

Don Bailey – President & Chief Executive Officer: I’ll let Mike Mulroy, our CFO to shot in.

Michael Mulroy – CFO, Secretary, SVP & General Counsel: Yeah, so, we put out the range that we were kind of just above it. The main driver there was after that release went out, we decided to write off about $300,000 of goodwill in connection with the old deal back in ‘99, there was an acquisition. And that goodwill adjustment sitting on the books and we took the impairment charge this quarter.

Brian Delaney – EnTrust Capital, Inc.: Okay. And then, and one last question, and someone asked this earlier. The momentum in scripts that continue in April, what is the correlation to shipments then also in April? So I mean, we talked, I’m trying to break down the difference between scripts versus what vial shipments are that ultimately translates into revenues. So it – should we assume that there was also a continued strong shipment of vials in April as well, is that the takeaway we should have from that comment?

Don Bailey – President & Chief Executive Officer: It’s too early to make that exact correlation. But in general, if the vials per script stay the same, then that would be a reasonable assumption over an extended period of time, like say six months. In any short time period, you can always have inventory, selling out of inventory or replenishing of inventory that can cause that number to be higher or lower. So, few weeks is not a good time period to look at that. And then there is this phenomenon of the gradually decreasing vials per script, which means that we have to have more scripts in order to make up for that slight decrease.

Brian Delaney – EnTrust Capital, Inc.: Right. So should I look at, should my focus be on – I mean because it seems we have visibility to scripts, but we don’t know what the vial per script is right now. So should I be focusing on scripts or vials?

Don Bailey – President & Chief Executive Officer: Well we think the easiest thing to focus on is scripts because without the script growth, we won’t get the vial growth. So scripts represent end demand in terms of patient usage. If the script growth continues, the vial growth has to follow. But there’s often a little bit of a lag.

Brian Delaney – EnTrust Capital, Inc.: Okay. All right. Thank you very much.

Don Bailey – President & Chief Executive Officer: We watch them both, in summary.

Operator: Thank you. [Operator Instructions] Our next question is a follow-up question from the line of John Paffendorf with Morgan Stanley. Please go ahead.

John Paffendorf – Morgan Stanley: Hi. One quick follow-up question on Medicaid. Can you provide any color to the extent in which Acthar’s patient population will have more Medicaid patients going forward once the 28 states you’ve mentioned finalized their Medicaid data under the new legislation? This is separate from whether you’re currently provisioned for the retroactive rebates under the legislation?

Don Bailey – President & Chief Executive Officer: No. We would not expect any additional increases. We’ve already accounted for the substantial bump in number of rebate eligible patients that took place last March and the level that occurred in Q2, Q3, Q4 and Q1 should maintain. What we will gain over the rest of this year is a better understanding of what’s the reality there versus our estimates. So far, that’s looking pretty good.

Operator: Thank you. Our next question comes from Patrick Lin with Primarius Capital. Please go ahead.

Patrick Lin – Primarius Capital: Hi guys. Thanks for taking my call. In the past quarters, I think you had been able to give us a little preview of what your conference schedules might be like. And I’m just wondering if you could do the same thing in terms of – for the next couple of months where you might be in terms of investor conferences?

Don Bailey – President & Chief Executive Officer: Okay. We’ll give it a shot. We’ve done eight conferences so far this year. But it’s going to slow down a little bit now. We don’t have any in May at this point. We have Jefferies in June. We’re working on trying to get in the Canaccord in August and we have UBS in September. So, so far that’s our only immediate schedules, and we’ll be doing some non-deal road shows as well.

Patrick Lin – Primarius Capital: And I understand that there is some event at the end of April in Las Vegas. Is that right?

Don Bailey – President & Chief Executive Officer: There is the National Kidney Foundation meeting that starts tomorrow. And we’ll have a booth there and a presence at that conference.

Patrick Lin – Primarius Capital: Terrific. Thank you very much.

Operator: Thank you. Our next question is a follow-up question from the line of Tim Chiang with CRT Capital. Please go ahead.

Tim Chiang – CRT Capital Group LLC: Hi. Just a quick follow-up, I think your gross margins historically have been around in the 92% to 93% range and I noticed they’re almost at 95%. What’s driving the variance in your gross margins?

Don Bailey – President & Chief Executive Officer: Let me let Kristi Engelke answer this question.

Kristine Engelke – Controller: The margin for Q1, it really is, it was kind of rounded to 95%. We have some timing differences in some QC cost that we generally incur over the quarter. So we can expect it to go back below 94% — about 94% going forward. It doesn’t take much to swing the margin by the way.

Operator: Thank you, and I’m showing no further questions at this time. I’ll turn the call back to management for any closing remarks.

Don Bailey, President & Chief Executive Officer

Thank you all for attending, and we look forward to speaking to you at the end of the next quarter or before. Take care.

Operator: Thank you, sir. Ladies and gentlemen, this does conclude the Questcor first quarter 2011 financial results conference call. If you like to listen to a replay of today’s conference, please dial 1-800-406-7325 or 303-590-3030 and entering the access code 4434709. We thank you for your participation, and you may now disconnect.

Note: Except for the historical information contained herein, this transcript contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “believes,” “continue,” “could,” “estimates,” “expects,” “growth,” “may,” “plans,” “potential,” “should,” “substantial” or “will” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Our reliance on Acthar for substantially all of our net sales and profits;

•	The complex nature of our manufacturing process, our reliance on sole source manufacturers, and the potential for supply disruptions or other business disruptions;

•	The lack of patent protection for Acthar; and the possible FDA approval and market introduction of competitive products;

•	Our ability to generate revenue from sales of Acthar to treat on-label indications associated with NS, and our ability to develop other therapeutic uses for Acthar;

•

Research and development risks, including risks associated with Questcor’s preliminary work in the area of nephrotic syndrome and our reliance on third-parties to conduct research and development and the ability of research and development to generate successful results;

•	Regulatory changes or other policy actions by governmental authorities and other third parties as recently adopted U.S. health care reform legislation is implemented;

•	Our ability to receive high reimbursement levels from third party payers;

•	An increase in the proportion of our Acthar unit sales comprised of Medicaid-eligible patients and government entities;

•

Our ability to estimate reserves required for Acthar used by government entities and Medicaid-eligible patients and the impact that unforeseen invoicing of historical Medicaid sales may have upon our results;

•	Our ability to operate within an industry that is highly regulated at both the Federal and state level;

•	Our ability to effectively manage our growth and our reliance on key personnel;

•	The impact to our business caused by economic conditions;

•	Our ability to protect our proprietary rights;

•	Our ability to maintain effective controls over financial reporting;

•	The risk of product liability lawsuits;

•	Unforeseen business interruptions;

•	Volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand, as well as volatility in our stock price; and

•	Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2010, and other documents filed with the Securities and Exchange Commission.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this transcript.

For more information, please visit www.questcor.com or www.acthar.com.